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                                                                    EXHIBIT 99.2

                      CHARTER OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        LUMINENT MORTGAGE CAPITAL, INC.,
                             a Maryland corporation

             (Adopted by the Board of Directors as of June 4, 2003)

1. Purpose. The Compensation Committee (the "Committee") is appointed by the Board of Directors (the "Board of Directors") of Luminent Mortgage Capital, Inc., a Maryland corporation (the "Company"), to (a) discharge the responsibilities of the Board of Directors relating to compensation of the Company's executives and directors, (b) produce an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations, and (c) take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

        The Company's compensation policies should be designed to allow the Company to recruit and retain superior talent and create a significant direct relationship between pay and benefit levels and performance. Compensation payable to the Company's executives should provide overall competitive pay and benefit levels, create proper incentives to enhance the value of the Company, and reward superior performance.

2. Membership. The Committee will be comprised of three or more directors. At least two (2) members of the Committee will be outside directors (as determined by the Board of Directors) under Internal Revenue Code
        Section 162(m) and applicable law. All members of the Committee will be independent directors (as determined by the Board of Directors) to the extent required by the rules of the New York Stock Exchange, the Nasdaq National Market or any other exchange or market upon which the Company's shares are listed or quoted, and any applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors, upon the recommendation of the Nominating Committee. Committee members may be removed at any time by a majority vote of independent directors of the Board of Directors. The Board of Directors will appoint the Chairperson of the Committee.

3. Specific Responsibilities and Duties. The Board of Directors delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Corporation's Articles of Incorporation and Bylaws:

        (a) Compensation Policies. Develop the Company's overall compensation policies, and establish performance-based incentives that support and reinforce the Company's long-term strategic goals, organizational objectives and shareholder interests.

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        (b)     Chief Executive Officer ("CEO") Compensation and Goals. Review
                and approve goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and set the CEO's compensation level (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate) based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years.

        (c) Executive Officers. Consider and approve the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate. Such remuneration arrangements can include long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate.

        (d) Other Senior Officers and Employees. Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.

        (e) Incentive Compensation Plans. Make recommendations to the Board of Directors with respect to the Company's incentive-compensation plans and equity-based compensation plans and approve for submission to shareholders all new stock option and equity compensation plans. Notwithstanding the foregoing, the Committee shall (to the extent, if any, it determines to be advisable) grant stock options, stock appreciation rights, and performance based awards designed to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

        (f) Overall Review of other Plans. Except as otherwise determined by the Board of Directors, review the other compensation plans of the Company in light of Company and plan objectives, needs, and current benefit levels, approve any amendments, and review the results of the retirement plan investments for compliance with organization policies, tax laws, the Employee Retirement Income Security Act of 1974 (ERISA), and other legal requirements.

        (g) Board of Directors. Set and review the compensation for the Board of Directors and committee members, taking into consideration the level of director compensation for companies of comparable size and complexity and the potential impact of excessive compensation on director independence.

        (h) Succession Planning. Monitor and make recommendations with respect to succession planning for the CEO and other officers.

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        (i)     Annual Report. Produce an annual report on executive
                compensation for inclusion in the Company's proxy statement.

        (j) Review and Publication of Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval. Publish the Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

        (k)     Annual Review. Annually review the Committee's own performance.

        (l) Other Actions. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

        (m) Recommendations. Make recommendations and report to the Board of Directors and other committees of the Board of Directors with respect to compensation policy of the Company or any of the foregoing matters.

4. Possible Recusal. If any member of the Committee (a) is required to recuse himself or herself with respect to any matter that might otherwise be properly acted upon by the Committee, whether by reason of applicable law or the Corporation's Certificate of Incorporation, Bylaws and policies or otherwise, (b) after consultation with the outside counsel of the Company, determines that it is in the best interests of the Company for the director to recuse himself or herself from any such matter whether to maintain the Company's ability to deduct compensation in excess of $1,000,000 to the named executive officers under Section 162(m) of the Internal Revenue Code, to facilitate reliance on an exemption from short swing profit liability under Rule 16b-3 under the Exchange Act or otherwise, or (c) deems it appropriate in his or her judgment to recuse himself or herself with respect to any such matter.

5. Meetings. The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board of Directors adopts other procedures, the provisions of the Company's Bylaws applicable to meetings of committees of the Board of Directors will govern meetings of the Committee.

6. Minutes. Minutes of each meeting will be kept with the regular corporate records.

7.      Subcommittees. The Committee has the power to appoint subcommittees.

8.      RELIANCE; EXPERTS; COOPERATION.

        8.1 Retention of Independent Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company's expense such independent counsel and

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                other advisors and experts as it deems necessary or appropriate to carry out its duties.

                (a) Compensation Consultant. The Board of Directors delegates to the Committee the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to this Charter. If the Committee decides in its discretion to retain such a firm, the Board of Directors delegates to the Committee the sole authority to retain and terminate any such firm and to approve the firm's fees and other retention terms.

        8.2 Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

        8.3 Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

        8.4 Required Participation of Employees. The Committee shall have unrestricted access to the independent public accountants, the internal auditors, internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

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